EXHIBIT 10.1

SAGENT TECHNOLOGY, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT, dated as of October 24, 2002, (this “Agreement”) is entered into by and between Sagent Technology, Inc., a Delaware corporation with its principal executive offices at 800 West El Camino Real, Suite 300, Mountain View, California 94040 (the “Company”), and CDC Software Corporation, a Cayman Islands corporation with its principal executive offices at 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the “Investor”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Investor is willing to purchase from the Company, and the Company is willing to sell to the Investor, secured promissory notes in the aggregate principal amount of up to US$7,000,000, together with related warrants to acquire a total of 8,000,000 shares of the Company’s Common Stock.

B. As a condition to the Investor’s obligations to purchase such notes and warrants, the Company and the Investor will enter into (i) an Investor’s Rights Agreement, pursuant to which the Company will, among other things, provide the Investor with certain registration rights under the Securities Act of 1933, as amended, (ii) a Security Agreement, pursuant to which the Company will grant to the Investor a security interest in certain collateral, and (iii) a Pledge Agreement, pursuant to which the Company will pledge to the Investor shares of stock of certain of the Company’s subsidiaries.

C. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Note.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

(a) “Blocked Account Agreement” shall mean the Blocked Account Agreement to be entered into between the Company, the Investor and Comerica Bank, which agreement shall be in form and substance reasonably satisfactory to the Company, the Investor and Comerica Bank.

(b) “Change of Control” shall mean (i) any consolidation or merger involving the Company pursuant to which the Company’s stockholders own less than fifty percent (50%) of the voting securities of the surviving entity or (ii) the sale of all or substantially all of the assets of the Company.

(c) “Closing” shall mean each of the First Closing and Second Closing.

(d) “Collateral” has the meaning given to it in the Security Agreement.

(e) “Commission” shall mean the United States Securities and Exchange Commission.

(f) “Common Stock” shall mean the common stock, par value US$0.001 per share, of the Company.

(g) “Company Disclosure Letter” has the meaning given to it in Section 3.

(h) “Company Intellectual Property” means any Intellectual Property that is owned or exclusively licensed by the Company.

(i) “Event of Default” has the meaning given to it in the Note.

(j) “First Closing” has the meaning given to it in Section 2(c).

(k) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(l) “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(m) “Intellectual Property” shall mean:

(i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii) all copyrights, copyrightable works, semiconductor topography and mask works, including in each case any and all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

(iv) all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;

(v) all rights in and to domain name registrations;

(vi) all technology, algorithms, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, databases, database compilations, user interfaces, hardware, software and processes and the confidentiality, and other intangible and proprietary rights subsisting therein; and

(vii) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

(n) “Investor’s Rights Agreement” shall mean the Investor’s Rights Agreement to be entered into between the Company and the Investor at the First Closing, which agreement shall be in substantially the form of Exhibit C attached hereto.

(o) “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

(p) “Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or capitalization of the Company, taken as a whole; provided, however, that none of the following shall constitute a “Material Adverse Effect”: any effect primarily resulting from or attributable to (i) changes in general industry or worldwide economic conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which Company competes; or (ii) changes in GAAP.

(q) “Material Contract” shall mean any agreement or contract to which the Company is a party and which has been filed by the Company with the Commission pursuant to the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended.

(r) “Note” and “Notes” have the meanings given to them in Section 2(a).

(s) “Permitted Liens” shall mean:

(i) Liens disclosed to Investor in the Company Disclosure Letter or arising under the Transaction Documents;

(ii) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Company maintains adequate reserves on its books;

(iii) Non-exclusive licenses or sublicenses of intellectual property granted in the ordinary course of Company’s business consistent with past practice and, with respect to any licenses where Company is the licensee, any interest or title of a licensor or under any such license or sublicense; and

(iv) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect.

(t) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(u) “Pledge Agreement” shall mean the Pledge Agreement to be entered into between the Company and the Investor at the First Closing, which agreement shall be in substantially the form of Exhibit E attached hereto.

(v) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(w) “Second Closing” has the meaning given to it in Section 2(c).

(x) “Securities Act” shall mean the Securities Act of 1933, as amended.

(y) “Security Agreement” shall mean the Security Agreement entered into between the Company and the Investor at the First Closing, which shall be in substantially the form attached as Exhibit D hereto.

(z) “Subsidiary” shall mean, with respect to any Person, a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

(aa) “Transaction Documents” shall mean this Agreement, the Notes, the Warrants, the Security Agreement, the Investor Rights Agreement and the Pledge Agreement.

(bb) “UCC” shall mean the Uniform Commercial Code as in effect in the State of California from time to time.

(cc) “Warrant” and “Warrants” have the meanings given to them in Section 2(b).

2. The Notes and Warrants.

(a) Issuance of Notes. The Company agrees to issue and sell to the Investor, and, subject to all of the terms and conditions hereof, the Investor agrees to purchase from the Company, secured promissory notes in the form of Exhibit A hereto (each, a “Note,” and collectively, the “Notes”) in the aggregate principal amount of up to US$7,000,000.

(b) Issuance of Warrants. In consideration for the purchase by the Investor of the Notes, the Company will issue to the Investor warrants in the form attached hereto as Exhibit B (each, a “Warrant,” and collectively, the “Warrants”) to purchase a total of up to 8,000,000 shares of Common Stock.

(c) First Closing. The first closing of the sale and purchase of the Notes and Warrants (the “First Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 on or before October 31, 2002 at 10:00 a.m. California time. At the First Closing, the Company will deliver to the Investor a Note to be purchased by the Investor, against receipt by the Company of the corresponding purchase price of US$5,000,000. At the First Closing, the Company will also deliver to the Investor a Warrant to purchase 5,714,285 shares of Common Stock.

(d) Second Closing. The second closing of the sale and purchase of the Notes and Warrants (the “Second Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 on or before December 31, 2002 at 10:00 a.m. California time. At the Second Closing, the Company will deliver to the Investor a Note to be purchased by the Investor, against receipt by the Company of the corresponding purchase price of US$2,000,000. At the Second Closing, the Company will also deliver to the Investor a Warrant to purchase 2,285,715 shares of Common Stock.

3. Representations and Warranties of the Company. Except as set forth in writing in the disclosure letter supplied by the Company to the Investor and delivered concurrently with this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to the Investor that as of the date hereof:

(a) Due Incorporation, Qualification, etc. The Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) has the requisite corporate power and authority to own and operate its assets and properties and carry on its business as now conducted; and (iii) is duly qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be, duly executed and delivered by the Company and constitutes, or will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of the Company or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company (other than any Lien arising under the Transaction Documents) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, except for any notices required or permitted to be filed after the Closing with certain federal and state securities commissions and the filing of financing statements with respect to the Collateral.

(f) No Violation or Default. The Company is not in violation of or in default with respect to (i) its Certificate of Incorporation or Bylaws or any material judgment, order, writ, or decree; or (ii) any mortgage, indenture or other contract or agreement to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), except in each case, where such violation or default, individually, or together with all such violations or defaults, would not reasonably be expected to have a Material Adverse Effect.

(g) Title. The Company owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all its assets and properties as reflected in the financial statements included in its most recently filed quarterly report on Form 10-Q (except those assets and properties disposed of in the ordinary course of business since the date of such financial statements). Such assets and properties are subject to no Liens, except for Permitted Liens.

(h) Intellectual Property.

(i) The Company has good and marketable title to the Intellectual Property owned by it. To the Company’s knowledge, possesses legally enforceable rights to use all Intellectual Property used in the business of the Company. The Company has sole ownership of all Patents incorporated into any product of the Company or otherwise used in the business of the Company. To the Company’s knowledge, the Company’s owned Intellectual Property and other Intellectual Property licensed to the Company collectively constitutes all of the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted. To the Company’s knowledge, there is no unauthorized use, disclosure or misappropriation of any Company Intellectual Property by any employee or former employee of the Company or by any other third party.

(ii) All Patents, registered Trademarks, registered service marks and registered Copyrights held by the Company are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. To the Company’s knowledge, the Company is not infringing, misappropriating or making unlawful use of, and it has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of the Company Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks or service marks, or violation of any trade secret or other proprietary right of any third party. The Company has not brought a proceeding alleging infringement of the Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(iii) The Company has taken all reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would not be materially impaired by public disclosure) and otherwise to maintain and protect all Company Intellectual Property. To the Company’s knowledge, all use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications, copyrights or trademarks owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.

(iv) To the Company’s knowledge, all third party licenses used by the Company that relates to the Intellectual Property are legal, valid, binding, enforceable and in full force and effect and will continue to be so following the consummation of the transactions contemplated hereby.

(v) The Company maintains a policy that provides that each of its employees and commissioned agents signs an assignment of inventions and confidentiality agreement. Each of the Company’s employees and commissioned agents that has contributed to the development of any material portion of the Company’s Intellectual Property has executed such an agreement.

(vi) Section 3(k)(vi) of the Company Disclosure Letter lists all Registered Intellectual Property owned by the Company.

(i) Litigation. The Company does not have any pending or threatened litigation, arbitration, actions or proceedings that involve the possibility of having a Material Adverse Effect on the Company.

(j) Other Loans. The Company does not have any indebtedness for borrowed money other than to the Investor.

(k) Licenses and Permits. The Company (i) is in compliance with and (ii) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

(l) Taxes. The Company and each of its Subsidiaries has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

(m) Subsidiaries. The Company does not have any Subsidiaries that own assets or properties material to the business, operations or financial condition of the Company, whether individually or in the aggregate.

(n) Financial Statements. The financial statements of the Company included in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K comply as to form in all material respects with the applicable accounting requirements and the published rules and regulation of the Commission or other applicable rules and regulation with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and it Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(o) Projections. The financial projections of the Company delivered to the Investor prior to the date hereof were prepared by the Company in good faith and were based on reasonable assumptions. Nothing herein or in any of the Transaction Documents shall be deemed a representation, warranty or covenant that such projections will, in fact, be achieved.

(p) Default of Indebtedness. The Company is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

(q) Material Contracts. Each of the Material Contracts has been duly executed by the Company and creates a binding and enforceable obligation of the Company. The Company has performed in all material respects the obligations required to be performed by it to date under each Material Contract and the Company nor, to the Company knowledge any other party to such Material Contract is in default in any material respect or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a default thereunder. Company is not aware of any intention by any party to terminate or amend any Material Contract or, if Company intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

(r) Accounts Receivable. The Company is the sole and absolute owner of each accounts receivable that comprise the accounts receivable line item (as reserved for doubtful accounts) in the Company’s consolidated balance sheet as of September 30, 2002. Each such accounts receivable is based on an actual sale and delivery of goods and/or services rendered by Company. Except as has been adequately reserved for under GAAP, each of the accounts receivable is valid and enforceable and the Company is not aware of any such accounts receivable being in dispute.

(s) Solvency. The Company is able to pay its debts and obligations (including trade obligations) as they come due; the fair value of the Company’s total assets exceeds the value of the Company’s liabilities.

(t) Equity Securities. The number of shares of common stock of the Company outstanding as of the date hereof (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding in-the-money options and warrants), did not exceed 47 million shares.

(u) Customer Contracts. The Company has previously delivered to its independent auditors copies of all customer agreements from which the Company has recognized $200,000 or more of revenue within any one fiscal quarter since January 1, 2001.

(v) Accuracy of Information Furnished. None of the Transaction Documents and none of the other certificates, statements or information furnished to Investors by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of the Investor. Except as set forth in writing in the disclosure letter supplied by the Investor to the Company and delivered concurrently with this Agreement, the Investor represents and warrants to the Company upon the acquisition of the Notes and the Warrants as follows:

(a) Binding Obligation. The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Investor has been advised that the Notes, the Warrants and the underlying securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration. The Investor has not been formed solely for the purpose of making this investment and is purchasing the Notes or Warrants to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. The Investor acknowledges that the Company has given the Investor access to the corporate records and accounts of the Company and to such other information in its possession relating to the Company, as the Investor has requested, and has made its officers and representatives available for interview by such Investor.

5. Conditions to Closing of the Investor.

(a) First Closing. The Investor’s obligation the make the loan at the First Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions, any of which may be waived, in whole or in part, by the Investor:

(i) Representations and Warranties. The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects on and as of the date of such Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the date of such Closing, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company.

(ii) No Default. No Event of Default shall have occurred and be continuing on the date of such Closing, or would exist after giving effect to such Closing; provided, however that the Investor, in its sole discretion, may elect to waive this condition to Closing; and provided further that such waiver shall not be deemed a waiver of any such Event of Default for any other purpose.

(iii) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, and the filing of a financing statement with the Delaware Secretary of State, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants and the granting of a perfected security interest in the Collateral in favor of the Investor.

(iv) Legal Requirements. The sale and issuance by the Company, and the purchase by the Investor, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(v) Consents. The Company shall have obtained any and all consents reasonably necessary to consummated the transactions contemplated by this Agreement and the Transaction Documents.

(vi) No Adverse Material Change. Since June 30, 2002, there shall not have occurred any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(vii) Insurance. Investor shall have received an endorsement or rider naming Investor as loss payee and/or additional insured with respect to the Collateral under all of the Company’s insurance policies.

(viii) Officer’s Certificate. Investor shall have received a certificate signed by the Chief Financial Officer of the Company in substantially the form attached hereto as Exhibit F, dated as of the date of such Closing and certifying the satisfaction of the conditions to Closing set forth in Sections 5(a)(i) and 5(a)(ii).

(ix) Secretary’s Certificate. Investor shall have received a certificate of the Company executed by the Company’s Secretary, in substantially the form attached as Exhibit G, attaching and certifying to the truth and correctness of (i) the Company’s Certificate of Incorporation, as amended and then in effect, (ii) the Company’s Bylaws and (iii) the resolutions of the Company’s Board of Directors approving the transactions contemplated by this Agreement.

(x) Good Standing Certificate. Investor shall have received a good standing certificate for the Company dated not more than 5 days prior to the date of such Closing, issued by the Secretary of State of Delaware.

(xi) Legal Opinion. Investor shall have received the executed legal opinion of Wilson Sonsini Goodrich & Rosati in substantially the form attached hereto as Exhibit H.

(xii) Transaction Documents. The Company shall have duly executed and delivered to the Investor the following documents:

(A) A Note in the appropriate face amount as set forth in Section 2(c);

(B) A Warrant exercisable for the number of shares of common stock of the Company as set forth in Section 2(c);

(C) The Investor’s Rights Agreement;

(D) The Security Agreement;

(E) The Pledge Agreement; and

(F) All UCC-1 financing statements and other documents and instruments that the Investor may reasonably request to perfect its security interest in the collateral described in the Security Agreement.

(xiii) The Investor shall be reasonably satisfied that (A) the Company’s loan arrangement with Pacific Business Funding, a division of Cupertino National Bank (“Pacific Funding”) has been terminated, (B) no amounts are owing to Pacific Funding by the Company, and (C) Pacific Funding has no Liens on the Collateral.

(xiv) The Investor shall be reasonably satisfied that, except for the Company’s letter of credit facility with Comerica Bank—California (“Comerica”), including any amounts owing thereunder and security arrangements relating thereto, (A) any loan arrangements between the Company and Comerica have been terminated, (B) no amounts are owing to Comerica by the Company, and (C) Comerica has no Liens on any Collateral.

(b) Second Closing. The Investor’s obligation the make the loan at the Second Closing is subject to the satisfaction, at or prior to such Closing, of each of the following conditions, any of which may be waived, in whole or in part, by the Investor:

(i) Representations and Warranties. The representations and warranties made by the Company in Section 3 shall be true and correct in all material respects on and as of the date of such Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the date of such Closing, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company.

(ii) No Default. No Event of Default shall have occurred and be continuing on the date of such Closing, or would exist after giving effect to such Closing; provided, however that the Investor, in its sole discretion, may elect to waive this condition to Closing; and provided further that such waiver shall not be deemed a waiver of any such Event of Default for any other purpose.

(iii) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, and the filing of a financing statement with the Delaware Secretary of State, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants and the granting of a perfected security interest in the Collateral in favor of the Investor.

(iv) Legal Requirements. The sale and issuance by the Company, and the purchase by the Investor, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(v) No Adverse Material Change. Since the date of the First Closing, there shall not have occurred any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

(vi) Officer’s Certificate. Investor shall have received a certificate signed by the Chief Financial Officer of the Company in substantially the form attached hereto as Exhibit F, dated as of the date of such Closing and certifying the satisfaction of the conditions to Closing set forth in Sections 5(b)(i) and 5(b)(ii).

(vii) Transaction Documents. The Company shall have duly executed and delivered to the Investor the following documents:

(A) A Note in the appropriate face amount as set forth in Section 2(d); and

(B) A Warrant exercisable for the number of shares of common stock of the Company as set forth in Section 2(d).

6. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at each Closing is subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investor in Section 4 hereof shall be true and correct in all material respects on and as of the date of the of such Closing.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the date of such Closing with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

(c) Legal Requirements. The sale and issuance by the Company, and the purchase by the Investor, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(d) Purchase Price. The Investor shall have delivered to the Company the relevant purchase price in respect of the Notes and Warrants being purchased by the Investor at such Closing.

7. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other jurisdiction. EACH OF THE INVESTOR AND THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 7(e) and 7(f) below, the rights and obligations of the Company and the Investor of the Notes shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. The Company will keep, at its principal executive offices, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s principal executive offices, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f) Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(g) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each party as follows:

if to the Investor, to;

CDC Software Corporation
c/o chinadotcom corporation
34/F Citicorp Centre
18 Whitfield Road
Causeway Bay, Hong Kong, PRC
Tel: (852) 2893 8200
Fax: (852) 2893 5245
Attention: Company Secretary

with a copy to:

Torys LLP
237 Park Avenue
New York, New York
Tel: (212) 880-6106

Fax: (212) 682-0200
Attention: V. Carl Walker, Esq.

or if to the Company, to;

Sagent Technology, Inc.
800 West El Camino Real
Suite 300
Mountain View, CA, 94040
Tel: (650) 815-3100
Fax: (650) 815-3500
Attention: Steven R. Springsteel

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Tel: (650) 493-9300
Fax: (650) 493-6811
Attention: Kathleen B. Bloch, Esq.

All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt.

(i) Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, without limitation, all legal fees and expenses, shall be the obligation of the party incurring such expenses; provided, however, that Investor shall be entitled to net against the US$5,000,000 purchase price due from the Investor at the First Closing the reasonable fees and expenses, including reasonable attorneys fees and expenses, incurred by the Investor in connection with the preparation and negotiation of this Agreement and the other Transaction Documents, such fees and expenses not to exceed US$75,000 in the aggregate.

(j) Separability of Agreements; Severability of this Agreement. The Company’s agreement with the Investor is a separate agreement and the sale of the Notes to the Investor is a separate sale. Unless otherwise expressly provided herein, the rights of the Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SAGENT TECHNOLOGY, INC. a Delaware corporation

By:

Name:

Title:

CDC SOFTWARE CORPORATION a Cayman Islands corporation

By:

Name:

Title: